Exhibit 14.1

Code of Conduct

1.0 PURPOSE

1.1 Predictive Technology Group (the Company) is committed to excellence in accordance with the highest ethical standards. The purpose of the Code of Conduct is to establish those standards and to summarize some of the important rules that govern the Company in the proper conduct of its business.

2.0 SCOPE

2.1 This Code of Conduct applies to all executive officers, directors, and employees of Predictive and all of its operating divisions and controlled subsidiaries.

3.0 RESPONSIBILITIES

3.1 Predictive recognizes that it is each officer, director, and employee's responsibility to act in accordance with the Company's standards as set forth in the Code of Conduct and Employee Handbook.

4.0 DEFINITIONS

4.1 None

5.0 ETHICS

5.1 We are committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due each of us.

5.2 We are committed to produce quality products and services that are reliable and are delivered effectively and efficiently, at a fair price.

5.3 We are committed to observe sound business practices and to be concerned and responsible citizens.

5.4 We are committed to pursuing sound growth and earnings, and to exercise prudence in the use of our assets and resources.

5.5 We are committed to fair dealings and the sense of responsibility required of good business relationships.

6.0 LEGAL

6.1 We will conduct our business in accordance with all applicable laws and regulations of the various Municipalities, States, Federal Governments, Government Agencies, International Authorities, and all others that regulate our activities.

7.0 WORK ENVIRONMENT

7.1 Employees will have a workplace where they feel respected and appreciated. We respect cultural diversity; we do not tolerate harassment or discrimination of any kind most specifically with respect to race, color, religion, gender, age, national origin, disability and veteran or marital status.

7.2 Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship provides us with the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in everyone.

8.0 ENVIRONMENT

8.1 We are committed to providing a drug-free, safe and healthy work environment, and to observe environmentally sound business practices. Each of us is responsible for compliance with environment, health, and safety laws and regulations.

9.0 CORPORATE

9.1 We will maintain complete and accurate Company records, including all financial records and documentation. Accurate records and verification of facts are the responsibility and duty of our entire organization.

10.0 CONFIDENTIALITY

10.1 Predictive requires its employees to keep confidential Company information including business strategies, pending contracts, new products, research, financial projections, customer lists and other sensitive matters. Confidential information may not be shared or released without proper authority to anyone not employed by the Company or to an employee who has no need for such information.

10.2 Proprietary Company information may not be disclosed to anyone without proper authorization, and proprietary documents will be protected and secure. In the course of normal business activities, suppliers, customers and competitors may sometimes divulge to Company employee's information that is proprietary to their business. Predictive requires its employees to respect these confidences.

11.0 POLITICAL ACTIVITIES

11.1 Predictive encourages its employees to become involved in civic affairs and to participate in the political process. Employees must, however, understand that their involvement and participation must be on an individual basis, on their own time, and at their own expense.

12.0 CONFLICT OF INTEREST

12.1 Predictive does not seek to gain advantage through improper use of business contacts or investments. Good judgment and moderation must be exercised. Employees should avoid any situation that might involve a conflict of interest between their personal interests and the interests of the Company. In dealing with customers, suppliers or competitors, employees should act in the best interest of the Company to the exclusion of personal advantage.

13.0 GIFTS OR FAVORS

13.1 The sale of Company products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Employees will neither give nor accept business courtesies that constitute, or could be reasonable perceived as constituting, unfair business inducements or that would violate laws, regulations or policies of the Company or customer, or could cause embarrassment to or reflect negatively on the Company's reputation.

14.0 BUSINESS COURTESIES

14.1 It is an acceptable practice for Predictive employees to provide meals, refreshments, entertainment, and other business courtesies of reasonable value to persons in support of business activities, provided:

o The practice does not violate any law or regulation or the standards of conduct of the recipient's organization. It is the employee's responsibility to inquire about prohibitions or limitations of the recipient's organization before offering any business courtesy; and

o The business courtesy must be consistent with marketplace practices, infrequent in nature, and may not be lavish or extravagant. While it is difficult to define "lavish or extravagant" by means of a specific dollar amount, a commonsense determination should be made consistent with reasonable marketplace practices.

15.0 COMPANY ASSETS

15.1 Proper use of Company and customer property, electronic communications systems, information resources, material, facilities, and equipment is the responsibility of each employee. All employees must use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove them from Company property without management's permission. Employees must be cost-conscious and alert to opportunities for improving performance while reducing costs.

15.2 All employees are responsible for complying with the requirement of software copyright licenses related to software packages used in fulfilling job requirements.

16.0 INSIDER TRADING

16.1 In our role as a publicly owned company, we must always be alert to and comply with security laws and regulation of the United States and other countries. It is against the law for employees to buy or sell Company stock based on material, non-public "insider" information about or involving the Company. Employees must not trade in the securities of Predictive when they are aware of information affecting the Company's business that has not been publicly released or in situations where trading would call their judgment into question. This includes all varieties of stock trading such as options, puts and calls, straddles, selling short, etc. Two rules can help protect employees in this area: (1) do not use non-public information for personal gain and (2) do not pass along such information to someone else who has no need to know.

16.2 This guidance also applies to the securities of other companies (suppliers, vendors, subcontractors, etc.) for which employees receive information in the course of employment at Predictive.

17.0 PREDICTIVE EXECUTIVES AND DIRECTORS

17.1 Executive Officers and Directors of Predictive must:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

o Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable.

o Comply with applicable laws, rules, and regulations for federal, state, and local governments and other appropriate private and public agencies.

o Take all steps reasonably necessary to cause the disclosure in the Company's periodic reports to be full, fair, accurate, timely and understandable and to become familiar with the disclosure requirement applicable to the Company as well as the business and financial operations of the Company.

o Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

o Respect the confidentiality of information acquired in the course of employment.

o Share knowledge and maintain skills necessary and relevant to the company's needs.

o Proactively promote ethical and honest behavior within the workplace.

o Assure responsible use and control of all assets, resources, and information in possession of the Company.

18.0 ACCOUNTABILITY

18.1 Executive Officers of Predictive are to comply with this Code of Ethics and should report to the Board of Directors any evidence they become aware of that is in conflict with the intent of this Code of Ethics.

18.2 The Board of Directors shall upon receiving relevant information of a conflict take appropriate action, taking into account the nature and severity of the violation, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

19.0 REVISION HISTORY

Revision	Revision Date	Author(s)	Description of Change(s)
01	28 Feb 2020	Michael Herbert	Initial Document Creation.